Exhibit (e)(2)

December 12, 2005

TD Waterhouse Family of Funds, Inc.
100 Wall Street
New York, NY 10005
Attn: George Martinez, President

Re: Distribution Plan

Dear Mr. Martinez:

As requested by TD Waterhouse Family of Funds, Inc. (the “Company”) in connection with its intended adoption of one or more distribution plans (collectively, the “Distribution Plans”) under Rule 12b-1 of the Investment Company Act of 1940, Funds Distributor, Inc. (“FDI”) hereby confirms that FDI will act as agent under the Distribution Plans. The specific services to be provided by FDI with respect to the Distribution Plans will be agreed to by the parties and will be considered services provided pursuant to that certain Distribution Agreement dated as of December 15, 1995 between FDI and the Company, as amended to date (the “Distribution Agreement”).

The Company and FDI also hereby agree to insert the following at the end of Section 1.5 of the Distribution Agreement: “except in accordance with a plan adopted pursuant to Rule 12b-1 under the 1940 Act.”

Please sign the enclosed copy of this letter in the space provided below to indicate the Company’s acceptance of the foregoing terms and conditions.

Sincerely,

Funds Distributor, Inc.

By: ________________
Name:
Title:

Accepted and Agreed:

TD Waterhouse Family of Funds, Inc.

By: __________________
Name:
Title: